Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-150513

PROSPECTUS SUPPLEMENT NO. 3

DATED August 31, 2009

(To Prospectus Dated and Declared Effective on July 24, 2008)

HOMEOWNERS CHOICE, INC.

Maximum of 1,666,668 Units

Minimum of 1,333,334 Units

Each Unit Consisting of One Share of Common Stock and One Warrant

This Prospectus Supplement No. 3 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated July 24, 2008, of Homeowners Choice, Inc. as supplemented by that certain Prospectus Supplement No. 1, dated February 13, 2009 (“Supplement No. 1”), and that certain Prospectus Supplement No. 2, dated May 26, 2009 (“Supplement No. 2”), relating to the offer and sale by us of up to 1,666,668 units, each unit consisting of one share of common stock and one warrant. This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, Supplement No. 1 and Supplement No. 2.

This Prospectus Supplement No. 3 includes the following documents, as filed by us with the Securities and Exchange Commission:

•	The attached Quarterly Report on Form 10-Q of Homeowners Choice, Inc., as filed with the Securities and Exchange Commission on August 12, 2009;

Our units began trading on the Nasdaq Global Market under the symbol “HCIIU.” When the units were split into their component parts, the units ceased trading and our common stock and warrants began trading separately on the Nasdaq Global Market under the symbols “HCII” and “HCIIW,” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 3, the original Prospectus, Supplement No. 1 or Supplement No. 2 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is August 31, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2009

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number

001-34126

Homeowners Choice, Inc.

(Exact name of Registrant as specified in its charter)

Florida	20-5961396
(State of Incorporation)	(IRS Employer Identification No.)

2340 Drew Street, Suite 200

Clearwater, FL 33765

(Address, including zip code of principal executive offices)

(727) 213-3600

(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The aggregate number of shares of the Registrant’s Common Stock, no par value, outstanding on August 7, 2009 was 6,714,109.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

PART I – FINANCIAL INFORMATION

ITEM  1 – FINANCIAL STATEMENTS

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	At June 30, 2009	At December 31, 2008
	(Unaudited)
Assets
Investment in fixed maturity securities, held-to-maturity, at amortized cost (fair value $2,005 at June 30, 2009)	$1,889	—
Short-term investments	35,042	27,582
Cash and cash equivalents	79,950	81,060
Accrued interest and dividends receivable	69	63
Premiums receivable	33,042	5,021
Note receivable	450	450
Ceded reinsurance balances receivable	—	157
Prepaid reinsurance premiums	76	7,122
Deferred policy acquisition costs	12,534	6,292
Property and equipment, net	241	267
Deferred income taxes	2,707	3,563
Other assets	408	412

Total assets	$166,408	131,989

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	23,290	14,763
Unearned premiums	82,683	67,219
Ceded reinsurance balances payable	5,968	6,136
Accrued expenses	5,316	1,535
Income taxes payable	1,649	4,704
Other liabilities	1,143	239

Total liabilities	120,049	94,596

Stockholders’ equity:
Preferred stock (no par value 20,000,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 6,791,411 and 6,892,668 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively)	—	—
Additional paid-in capital	23,460	23,783
Retained earnings	22,899	13,610

Total stockholders’ equity	46,359	37,393

Total liabilities and stockholders’ equity	$166,408	131,989

See accompanying Notes to Condensed Consolidated Financial Statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue

Net premiums earned	$19,615	9,818	40,945	20,259
Net investment income	361	381	719	727
Other	376	284	1,011	403

Total revenue	20,352	10,483	42,675	21,389

Expenses

Losses and loss adjustment expenses	12,605	4,173	22,627	6,447
Policy acquisition and other underwriting expenses	1,553	1,334	2,653	2,947
Other operating expenses	1,282	469	2,346	1,172

Total expenses	15,440	5,976	27,626	10,566

Income before income taxes	4,912	4,507	15,049	10,823

Income taxes	1,907	1,694	5,760	4,087

Net income	$3,005	2,813	9,289	6,736

Basic earnings per share	$.44	.54	1.35	1.30

Diluted earnings per share	$.42	.54	1.28	1.30

Dividends per share	$—	—	—	—

See accompanying Notes to Condensed Consolidated Financial Statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net income	$9,289	6,736
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	241	217
Depreciation and amortization	29	7
Loss on disposal of property and equipment	82	—
Deferred income taxes (benefit)	856	(434)
Changes in operating assets and liabilities:
Premiums receivable	(28,021)	(11,394)
Assumed reinsurance balances receivable	—	(966)
Ceded reinsurance balances receivable	157	—
Prepaid reinsurance premiums	7,046	—
Accrued interest and dividends receivable	(6)	(78)
Other assets	4	(668)
Ceded reinsurance balances payable	(168)	(334)
Deferred policy acquisition costs	(6,242)	(2,561)
Losses and loss adjustment expenses	8,527	3,881
Unearned premiums	15,464	16,083
Income taxes payable	(3,055)	1,092
Accrued expenses and other liabilities	4,685	2,216

Net cash provided by operating activities	8,888	13,797

Cash flows from investing activities:
Purchase of property and equipment, net	(85)	(67)
Purchase of fixed maturity securities, net	(1,889)	—
Purchase of short-term investments, net	(7,460)	(11,004)

Net cash used in investing activities	(9,434)	(11,071)

Cash flows from financing activities:
Proceeds from the exercise of common stock options	40	—
Repurchases of common stock	(613)	—
Excess tax benefit from common stock options exercised	9	—

Net cash used in financing activities	(564)	—

Net (decrease) increase in cash and cash equivalents	(1,110)	2,726
Cash and cash equivalents at beginning of period	81,060	15,729

Cash and cash equivalents at end of period	$79,950	18,455

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$7,950	3,428

Cash paid for interest	$—	—

See accompanying Notes to Condensed Consolidated Financial Statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Stockholders’ Equity

Six Months Ended June 30, 2009

(Dollars in thousands)

	Common stock		Additional Paid-In Capital	Retained Earnings
	Shares	Amount			Total

Balance at December 31, 2008	6,892,668	$—	23,783	13,610	37,393
Net income	—	—	—	9,289	9,289
Excess tax benefit from stock options exercised	—	—	9	—	9
Repurchases and retirement of common stock	(117,257)	—	(613)	—	(613)
Exercise of stock options	16,000	—	40	—	40
Stock-based compensation	—	—	241	—	241

Balance at June 30, 2009	6,791,411	$—	23,460	22,899	46,359

See accompanying Notes to Condensed Consolidated Financial Statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements for Homeowners Choice, Inc. and its subsidiaries (collectively, the “Company”), which consist of Homeowners Choice Property & Casualty Insurance Company, Inc., Homeowners Choice Managers, Inc., Southern Administration, Inc., and Claddaugh Casualty Insurance Company, Ltd., have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, and the Securities and Exchange Commission (“SEC”) rules for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of management, the accompanying financial statements reflect all normal recurring adjustments necessary to present fairly the Company’s financial position as of June 30, 2009 and the results of operations and cash flows for the periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results of operations to be expected for any subsequent interim period or for the fiscal year ending December 31, 2009. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2008 included in the Company’s Form 10-K, which was filed with the SEC on March 13, 2009.

In preparing the interim unaudited condensed consolidated financial statements, management was required to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the financial reporting date and throughout the periods being reported upon. Certain of the estimates result from judgments that can be subjective and complex and consequently actual results may differ from these estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of loss and loss adjustment expenses, ceded reinsurance balances payable, the recoverability of deferred policy acquisition costs, the determination of federal income taxes, and the net realizable value of reinsurance recoverables. Although considerable variability is inherent in these estimates, management believes that the amounts provided are reasonable. These estimates are continually reviewed and adjusted as necessary. Such adjustments are reflected in current operations.

All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to the prior-period balances to conform to the current-period presentation.

(continued)

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1 – Summary of Significant Accounting Policies, continued

Investments in Fixed Maturity Securities

Fixed maturity securities are comprised of corporate bonds. Those fixed maturity securities that the Company has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Investment income is recognized as earned and the discount or premium arising from the purchase of fixed maturity securities is amortized using the interest method over the estimated remaining term of the security. In the event the Company purchases available-for-sale securities, such investments are carried at market value as of the balance sheet date. Temporary changes in the fair value of available-for-sale fixed maturity securities are reported in stockholders’ equity as a component of accumulated other comprehensive income, net of deferred income taxes. Realized investment gains and losses are determined using the specific identification method.

When the fair value of any investment is lower than its cost, an assessment is made to determine whether the decline is temporary or other-than-temporary. If the decline is deemed to be other-than-temporary, the investment is written down to fair value and the impairment charge is reported as a loss on investments in the condensed consolidated statements of earnings in the period in which the Company makes such determination. The Company considers various factors in determining if a decline in the fair value is other-than-temporary (see Note 3 – “Investments”).

Note 2 – Recent Accounting Pronouncements

In May 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim or annual periods ending after June 15, 2009. The impact of adoption did not have any effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 removes the concept of a qualifying special-purpose entity from SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities,” and removes the exception from applying FASB Interpretation No. 46(R). This statement is effective for annual periods beginning after November 15, 2009. Management does not anticipate the pending adoption will have a material effect on the Company’s consolidated financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 changes the approach to determining the primary beneficiary of a variable interest entity (“VIE”) and requires companies to more frequently assess whether they must consolidate VIEs. SFAS 167 is effective for annual periods beginning after November 15, 2009. Management does not anticipate the pending adoption will have a material effect on the Company’s consolidated financial condition or results of operations.

(continued)
6

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 2 – Recent Accounting Pronouncements, continued

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162,” (“SFAS 168”). The FASB Accounting Standards CodificationTM (“Codification”) will become the source of authoritative, nongovernmental GAAP recognized by FASB except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. On the effective date, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. As the Codification was not intended to change or alter existing GAAP, it will not have any impact on the Company’s consolidated financial statements.

Note 3 – Investments

Short-term investments are carried at amortized cost, which approximates fair value. During June 2009, the Company made an initial investment in fixed maturity securities comprised of corporate bonds which mature in 2012. The amortized cost and estimated fair value of these investments, which were classified as held-to-maturity at June 30, 2009, are summarized as follows (in thousands):

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Fair Value

Corporate bonds, due in 2012	$1,889	116	—	$2,005

The Company regularly reviews its investment portfolio to evaluate the necessity of recording impairment losses for other-than temporary declines in fair value. The Company considers various factors in determining if a decline in the fair value is other-than-temporary including:

•	the financial condition and near-term prospects of the issuer, including any specific events that may affect its operations or earnings;

•	the length of time and the extent to which the market value of the security has been below its cost or amortized cost;

•	general market conditions and industry or sector specific factors;

•	nonpayment by the issuer of its contractually obligated interest and principal payments; and

•	the Company’s intent and ability to hold the investment for a period of time sufficient to allow for the recovery of costs.

With respect to the investment summarized above, the estimated fair value exceeds the amortized cost of the securities as of June 30, 2009. The Company expects to recover the carrying value of these securities. As such, the Company determined the securities were not impaired at June 30, 2009.

(continued)
7

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 4 – Reinsurance

The Company cedes a portion of its homeowners insurance exposure to other entities under catastrophe excess of loss reinsurance treaties. The Company remains liable with respect to claims payments in the event that any of the reinsurers are unable to meet their obligations under the reinsurance agreements. Thus, the Company continually monitors the financial condition of its reinsurers and periodically confirms the credit rating of its reinsurers by inquiry of and discussion with its reinsurance brokers.

The impact of the catastrophe excess of loss reinsurance treaties on premiums written and earned is as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Premiums Written
Direct	$37,176	18,227	78,333	26,858
Assumed	(1,163)	1,272	(3,918)	14,196

Gross written	36,013	19,499	74,415	41,054
Ceded	(8,999)	(3,190)	(18,005)	(4,711)

Net premiums written	27,014	16,309	56,410	36,343

Premiums Earned
Direct	$14,807	3,234	24,379	4,375
Assumed	13,807	9,774	34,571	20,595

Gross earned	28,614	13,008	58,950	24,970
Ceded	(8,999)	(3,190)	(18,005)	(4,711)

Net premiums earned	$19,615	9,818	40,945	20,259

During the three and six months ended June 30, 2009 and 2008, there were no recoveries pertaining to reinsurance contracts that were deducted from losses incurred. At June 30, 2009, prepaid reinsurance premiums related to an individual per risk excess reinsurance treaty. At June 30, 2009, there were no amounts receivable with respect to reinsurers. Thus, there were no concentrations of credit risk associated with reinsurance receivables and prepaid reinsurance premiums as of June 30, 2009.

(continued)
8

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(unaudited)

Note 5 – Losses and Loss Adjustment Expenses

The liability for losses and loss adjustment expenses (“LAE”) is determined on an individual case basis for all claims reported. The liability also includes amounts for unallocated expenses, anticipated future claim development and losses incurred, but not reported.

Activity in the liability for unpaid losses and LAE is summarized as follows (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Balance, beginning of period	$18,659	2,848	14,894	1,688
Less reinsurance recoverables	—	—	(131)	—

Net balance – beginning of period	18,659	2,848	14,763	1,688

Incurred related to:
Current period	13,878	3,997	24,246	6,818
Prior period	(1,273)	176	(1,619)	(371)

Total incurred	12,605	4,173	22,627	6,447

Paid related to:
Current period	(7,727)	(1,310)	(10,006)	(1,866)
Prior period	(247)	(142)	(4,094)	(700)

Total paid	(7,974)	(1,452)	(14,100)	(2,566)

Net balance at end of period	23,290	5,569	23,290	5,569
Plus reinsurance recoverables	—	73	—	73

Balance, end of period	$23,290	5,642	23,290	5,642

The Company writes insurance in the State of Florida, which could be exposed to hurricanes or other natural catastrophes. Although the occurrence of a major catastrophe could have a significant effect on our monthly or quarterly results of operations, the Company believes that such an event would not be so material as to disrupt the overall normal operations of the Company. However, the Company is unable to predict the frequency or severity of any such events that may occur in the near term or thereafter.

(continued)
9

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(unaudited)

Note 6 – Income Taxes

During the three and six months ended June 30, 2009, the Company recorded approximately $1.9 million and $5.8 million, respectively, of income taxes, which resulted in estimated annual effective tax rates of approximately 39% and 38%, respectively. During the three and six months ended June 30, 2008, the Company recorded approximately $1.7 million and $4.1 million, respectively, of income tax expense, which resulted in estimated annual effective tax rates of approximately 38%. The Company’s estimated annual effective tax rate differs from the statutory federal income tax rate due to state income taxes, stock-based compensation and other nondeductible items.

Note 7 – Earnings Per Share

Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding and reflects the assumed exercise or conversion of dilutive securities, such as stock options and warrants, computed using the treasury stock method. A summary of the numerator and denominator of the basic and fully diluted earnings per share is presented below (dollars and shares in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Numerator -
Net earnings	$3,005	2,813	9,289	6,736

Denominator:
Weighted average shares - basic	6,843	5,182	6,869	5,182
Effect of dilutive securities:
Stock options	396	—	381	—
Shares issuable upon conversion of warrants	—	—	—	—

Weighted average shares - diluted	7,239	5,182	7,250	5,182

Earnings per share–basic	$.44	.54	1.35	1.30

Earnings per share–diluted	$.42	.54	1.28	1.30

For the three and six months ended June 30, 2009, 40,000 options and 1,771,668 warrants to purchase an aggregate of 978,334 shares of common stock were excluded from the computation of diluted earnings per share because the exercise price of $7.00 specific to the options and $9.10 specific to the warrants exceeded the average market price of the Company’s common stock.

(continued)
10

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(unaudited)

Note 8 – Stockholders’ Equity

Reverse Common Stock Split

On May 29, 2008, the Company effected a 1 for 2.50 reverse split of its issued and outstanding common stock. The accompanying condensed consolidated financial statements, notes and other references to share and per share data have been retroactively restated to reflect the reverse stock split for all periods presented.

Common Stock

On July 24, 2008, the Company completed the sale of 1,666,668 units consisting of one share of the Company’s common stock and one warrant. Two warrants may be exercised to acquire one share of common stock at an exercise price equal to $9.10 per share on or before July 30, 2013. In addition, the Company’s placement agents with respect to the offering received an aggregate of 166,666 warrants to purchase 166,666 shares of common stock at an exercise price of $9.10 per share. These placement agent warrants are exercisable beginning on January 27, 2009 through their expiration date of July 30, 2013. In December 2008, a total of 61,666 of the placement agent warrants were forfeited. Thus, the Company has reserved 938,334 shares of common stock for issuance upon exercise of the warrants. At any time after January 30, 2009 and before the expiration of the warrants, the Company at its option may cancel the warrants in whole or in part, provided that the closing price per share of the Company’s common stock has exceeded $11.38 for at least ten trading days within any period of twenty consecutive trading days, including the last trading day of the period. The placement agents also have the option to effect a cashless exercise in which the warrants would be exchanged for the number of shares which is equal to the intrinsic value of the warrant divided by the current value of the underlying shares.

Effective March 18, 2009, the Company’s Board of Directors authorized a plan to repurchase up to $3.0 million (inclusive of commissions) of the Company’s common shares. The repurchase plan permits the Company to repurchase shares from time to time through March 19, 2010. The shares may be purchased for cash in open market purchases, block transactions and privately negotiated transactions in accordance with applicable federal securities laws. The share repurchase plan may be modified, suspended, terminated or extended by the Company any time without prior notice. During the three months ended June 30, 2009, the Company repurchased and retired a total of 110,196 shares at an average price of $5.18 per share and a total cost, inclusive of fees and commissions, of $576,000, or $5.22 per share, under this authorized repurchase program. During the three months ended March 31, 2009, the Company repurchased and retired a total of 7,061 shares at an average price of $5.19 per share and a total cost, inclusive of fees and commissions, of $37,000, or $5.24 per share. At June 30, 2009, a total of $2,387,000 is available in connection with this plan.

(continued)
11

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements, Continued

(unaudited)

Note 9 – Stock-Based Compensation

Stock Option Plan

The Company accounts for stock-based compensation under the fair value recognition provisions of SFAS No. 123-R, “Share-Based Payment.”

The Company’s 2007 Stock Option and Incentive Plan (the “Plan”) provides for granting of stock options to employees, directors, consultants, and advisors of the Company. Under the Plan, options may be granted to purchase a total of 6,000,000 shares of the Company’s common stock. At June 30, 2009, options to purchase 4,810,000 shares are available for grant under the Plan. The options vest over periods ranging from immediately vested to five years and are exercisable over the contractual term of ten years.

A summary of the activity in the Company’s stock option plan is as follows (dollars in thousands, except per share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2008	1,146,000	$2.66
Exercised	(16,000)	2.50

Outstanding at June 30, 2009	1,130,000	$2.66	8.0 years	$2,943,000

Exercisable at June 30, 2009	786,000	$2.50	8.0 years	$2,122,200

At June 30, 2009, there was approximately $428,000 of unrecognized compensation expense related to nonvested stock-based compensation arrangements granted under the Plan, which the Company expects to recognize over a weighted-average period of sixteen (16) months. The total fair value of shares vesting and recognized as compensation expense was approximately $120,000 and $241,000, respectively, for the three and six month periods ended June 30, 2009 and the associated income tax benefit recognized was $43,000 and $86,000, respectively. The intrinsic value of options exercised during the six months ended June 30, 2009 was $42,000 and the income tax benefit recognized was $9,000. The total fair value of shares vesting and recognized as compensation expense was approximately $108,000 and $217,000, respectively, for the three and six month periods ended June 30, 2008 and the associated income tax benefit recognized was $37,000 and $80,000, respectively.

No options were granted during the three and six months ended June 30, 2009 and 2008.

12

Report by Independent Registered Public Accounting Firm

Hacker, Johnson & Smith, PA, the Company’s independent registered public accounting firm, has made a limited review of the financial data as of June 30, 2009, and for the three and six month periods ended June 30, 2009 and 2008 presented in this document, in accordance with standards established by the Public Company Accounting Oversight Board.

Their report furnished pursuant to Article 8-03 of Regulation S-X is included herein.

Report of Independent Registered Public Accounting Firm

Homeowners Choice, Inc.

Clearwater, Florida:

We have reviewed the accompanying condensed consolidated balance sheet of Homeowners Choice, Inc. and Subsidiaries (the “Company”) as of June 30, 2009, and the related condensed consolidated statements of earnings for the three and six month periods ended June 30, 2009 and 2008, and the related condensed consolidated statements of cash flows for the six-month periods ended June 30, 2009 and 2008, and the condensed consolidated statement of stockholders’ equity for the six months ended June 30, 2009. These interim condensed financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim condensed consolidated financial statements for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated March 10, 2009, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2008, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Tampa, Florida

July 31, 2009

ITEM 2 – MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our condensed consolidated financial statements and related notes and information included under this Item 2 and elsewhere in this quarterly report on Form 10-Q and in our Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 13, 2009. Unless the context requires otherwise, as used in this Form 10-Q, the terms “HCI,” “we,” “us,” “our,” “the Company,” “our company,” and similar references refer to Homeowners Choice, Inc. and its subsidiaries.

Forward-Looking Statements

In addition to historical information, this quarterly report contains forward-looking statements as defined under federal securities laws. Such statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. Typically, forward-looking statements can be identified by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include but are not limited to the effect of governmental regulation; changes in insurance regulations; the frequency and extent of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; restrictions on our ability to change premium rates; increased rate pressure on premiums; changing rates of inflation; and other risks and uncertainties detailed herein and from time to time in our SEC reports.

OVERVIEW

General

Homeowners Choice, Inc. is a property and casualty insurance holding company incorporated in Florida in 2006. Through our subsidiaries, we provide property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. We offer these insurance products at competitive rates, while pursuing profitability using selective underwriting criteria. Our principal revenues are premiums, which are reported net of reinsurance costs, and investment income. Our principal expenses are claims from policyholders and policy acquisition and other underwriting expenses. As of June 30, 2009, we had total assets of $166.4 million and stockholders’ equity of $46.4 million. Our net income was approximately $9.3 million, or $1.28 per diluted share, for the six months ended June 30, 2009. Our book value per share increased to $6.83 as of June 30, 2009 compared to $5.43 as of December 31, 2008.

We began operations in June of 2007 by participating in a “take-out program” through which we assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. The take-out program is a legislatively mandated program designed to reduce the state risk exposure by encouraging private companies to assume policies from Citizens. We currently have approximately 61,000 policies in force, which were assumed in six separate assumption transactions which took place in July 2007, November 2007, February 2008, June 2008,

October 2008, and December 2008 and account for substantially all of our premium revenue since inception. Upon completion of our fifth assumption transaction in October 2008 and based on the policies assumed and related total insured value, we qualified for a reduction in the assumed commissions from 16% to 6% of premiums assumed retroactive to June 2007. This 6% of written premium, which is included in our policy acquisition costs, is retained by Citizens. Our existing policies represent approximately $102 million in annualized premiums.

Citizens requires us to offer renewals on the policies we acquire for a period of three years subsequent to the initial expiration of the assumed policies. We are required to offer these renewals at rates that are equivalent to or less than rates charged by Citizens. The policyholders have the option to renew with us or they may ask their agent to place their coverage with another insurance company. They may also elect to return to Citizens prior to the policy renewal date. We strive to retain these policies by offering competitive rates to our policyholders, which may be below the rates we initially charged in our take-out program.

We face various challenges to implementing our operating and growth strategies. Since we write policies that cover Florida homeowners, condominium owners, and tenants, we cover losses that may arise from, among other things, catastrophes, which could have a significant effect on our business, results of operations, and financial condition. To mitigate our risk of such losses, we cede a portion of our exposure to other entities under catastrophe excess of loss reinsurance treaties (see “Recent Developments” below). Even without catastrophic events, we may incur losses and loss adjustment expenses that deviate substantially from our estimates and that may exceed our reserves, in which case our net income and capital would decrease. Our operating and growth strategies may also be impacted by regulation and supervision of our business by the State of Florida, which must approve our policy forms and premium rates as well as monitor our insurance subsidiary’s ability to meet all requirements for regulatory compliance. Additionally, we compete with large, well-established insurance companies as well as other specialty insurers that, in most cases, possess greater financial resources, larger agency networks, and greater name recognition.

Recent Developments

Effective June 1, 2009, we entered into excess catastrophe reinsurance treaties, which provide approximately $376 million of coverage for aggregate losses and loss adjustment expenses per event during the 2009-2010 hurricane season. We expect to be charged approximately $56 million in annual premiums with respect to these new reinsurance treaties, with such costs to be recognized over the reinsurance treaty period covering June 1, 2009 through May 31, 2010. In comparison, our reinsurance treaties covering the 2008-2009 hurricane season provided $198 million of coverage for aggregate losses and loss adjustment expenses per event at a cost to us of approximately $25 million, which we recognized over the period from June 1, 2008 through May 31, 2009. The increase applicable to 2009-2010 is primarily due to an increase in our total insured values. However, the rise in our reinsurance costs is also due in part to increases in the rates charged by our subscribing reinsurers. As a result, our reinsurance costs are expected to be approximately 54% of gross earned premiums during the period from June 1, 2009 through May 31, 2010 compared to 27% during the same period in 2008-2009. Thus, we expect a decline in our net premiums earned and a corresponding increase in our loss ratio during the remaining months of 2009 as compared to the comparable period in 2008.

RESULTS OF OPERATIONS

The following table summarizes our results of operations for the three and six months ended June 30, 2009 and 2008 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Operating Revenue
Net premiums earned	$19,615	9,818	40,945	20,259
Net investment income	361	381	719	727
Other Income	376	284	1,011	403

Total operating revenue	20,352	10,483	42,675	21,389

Operating Expenses
Losses and loss adjustment expenses	12,605	4,173	22,627	6,447
Policy acquisition and other underwriting expenses	1,553	1,334	2,653	2,947
Other operating expenses	1,282	469	2,346	1,172

Total operating expenses	15,440	5,976	27,626	10,566

Income before income taxes	4,912	4,507	15,049	10,823
Income taxes	1,907	1,694	5,760	4,087

Net income	$3,005	2,813	9,289	6,736

Loss Ratio	64.26%	42.50%	55.26%	31.82%
Expense Ratio	14.46%	18.36%	12.21%	20.33%

Combined Ratio	78.72%	60.86%	67.47%	52.15%

Per Share Data:
Basic earnings per share	$.44	.54	1.35	1.30

Diluted earnings per share	$.42	.54	1.28	1.30

Comparison of the Three Months Ended June 30, 2009 to the Three Months Ended June 30, 2008

Our results of operations for the three months ended June 30, 2009 reflect net income of $3,005,000, or $.42 earnings per diluted share, compared to net income of $2,813,000, or $.54 earnings per diluted share, for the three months ended June 30, 2008. Our 2008 results of operations include only four assumption transactions whereas our results of operations for the three months ended June 30, 2009 reflect the results of six assumption transactions.

Revenue

Net Premiums Earned of $19.6 million for the three months ended June 30, 2009 reflect the revenue from policies assumed from Citizens in connection with the assumption transactions through December 2008, and the revenue on the renewal of these policies, reduced by the appropriate reinsurance costs. In comparison, net premiums earned of $9.8 million for the three months ended June 30, 2008 reflect only those revenues from policies assumed from Citizens in the assumption transactions and effective policy renewals through June 2008, reduced by the appropriate reinsurance costs. Net Premiums Written during the three months ended June 30, 2009 and 2008 totaled $27.0 million and $16.3 million, respectively.

Net Premiums Written is a non-GAAP financial measure representing the premiums charged on policies issued during a fiscal period less any applicable reinsurance costs. Net Premiums Written is a statutory measure designed to determine production levels. Net Premiums Earned is the most directly comparable GAAP measure and represents the portion of Net Premiums Written that is recognized as revenue in the financial statements for the year.

The following is a reconciliation of our total Net Premiums Written to Net Premiums Earned for the three months ended June 30, 2009 and 2008 (dollars in thousands):

	Three Months Ended June 30,
	2009	2008
Net Premiums Written	$27,014	16,310
Increase in Unearned Premiums	(7,399)	(6,492)

Net Premiums Earned	$19,615	9,818

Net Investment Income for the three months ended June 30, 2009 and 2008 of $361,000 and $381,000, respectively, primarily relates to our investment in certificates of deposits and money market accounts. While our short-term investments have increased by approximately $7.5 million between June 30, 2008 and June 30, 2009, our investment income has declined slightly as a result of the decrease in short-term interest rates.

Other Income for the three months ended June 30, 2009 and 2008 of $376,000 and $284,000, respectively, primarily reflects the policy fee income we earn with respect to our issuance of renewal policies.

Expenses

Losses and Loss Adjustment Expenses for the three months ended June 30, 2009 and 2008 of $12.6 million and $4.2 million, respectively, reflects the impact of incurred claims, case reserve strengthening, and development of incurred but not reported losses. The increase in 2009 is primarily attributable to an increase in actual claims incurred and, as a result, we have also strengthened our case reserves and reserves for incurred but not reported losses in 2009 as compared to 2008. The increase in claims and related reserves is reflective of our increased policies in force and insured values. Our policy volume has grown from approximately 20,000 as of June 30, 2008 to approximately 61,000 policies as of June 30, 2009.

Policy Acquisition and Other Underwriting Expenses for the three months ended June 30, 2009 and 2008 of $1.6 million and $1.3 million, respectively, primarily reflect the amortization of deferred acquisition costs, commissions payable to agents for production of policies, and premium taxes and policy fees. The increase in 2009 is primarily attributable to an increase in our payroll and other underwriting expenses required to manage our volume as we have renewed significantly more policies in 2009 than in 2008. In addition, we experienced increases in our premium taxes and other underwriting expenses in 2009, which are directly attributable to the increase in renewal policy volume. These increases were offset in part by a decrease in commission expense specific to policies assumed from Citizens. The rate applicable to the three months ended June 30, 2008 was 16% compared to 6% applicable to the three months ended June 30, 2009.

Other Operating Expenses for the three months ended June 30, 2009 and 2008 were $1,282,000 and $469,000, respectively. Such expenses include administrative compensation and related benefits, corporate insurance, professional fees, office lease and related expenses, information system expense, and other general and administrative costs. The increase is primarily attributable to increases in 2009 for professional services fees, administrative compensation and related benefits, and net other operating expenses of $449,000, $150,000 and 214,000, respectively. The increase in professional fees primarily relates to our Sarbanes Oxley 404 compliance efforts as well as fees incurred with respect to regulatory filings. The increase attributable to compensation and related benefits relates primarily to new employees hired to manage the increase in our policy volume. As of June 30, 2009, we have 38 employees compared to 18 employees as of June 30, 2008.

Income Taxes for the three months ended June 30, 2009 and 2008 were $1,907,000 and $1,694,000, respectively, for state and federal income taxes resulting in an effective tax rate of 38.8% for 2009 and 37.6% for 2008.

Ratios:

The loss ratio (GAAP basis) applicable to the three months ended June 30, 2009 (loss and loss adjustment expenses related to premiums earned) was 64.26% compared to 42.50% for the three months ended June 30, 2008. The increase in 2009 is primarily attributable to an increase in actual claims incurred and, as a result, we have also strengthened our case reserves and reserves for incurred but not reported losses in 2009 as compared to 2008. The increase in claims and related reserves is reflective of our increased policies in force and insured exposures. Our policy volume has grown from approximately 20,000 as of June 30, 2008 to approximately 61,000 policies as of June 30, 2009.

The expense ratio (GAAP basis) applicable to the three months ended June 30, 2009 (policy acquisition and other underwriting expenses related to premiums earned plus compensation, employee benefits, and other operating expenses) was 14.46% compared to 18.36% for the three months ended June 30, 2008. This decrease is due in part to a decrease in the commission rate specific to policies assumed from Citizens. The rate applicable to the three months ended June 30, 2008 was 16% compared to 6% applicable to the three months ended June 30, 2009. Additionally, we have experienced an improvement in our expense ratio as a result of our revenue growth over the past year as a significant portion of our administrative expenses are fixed and do not fluctuate as our revenue increases.

The combined loss and expense ratio (GAAP basis) is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100.00% generally reflects profitable underwriting results. A combined ratio over 100.00% generally reflects unprofitable underwriting results. Our combined ratio for the three months ended June 30, 2009 was 78.72% compared to 60.86% for the three months ended June 30, 2008.

Comparison of the Six Months Ended June 30, 2009 to the Six Months Ended June 30, 2008

Our results of operations for the six months ended June 30, 2009 reflect net income of $9,289,000, or $1.28 earnings per diluted share, compared to net income of $6,736,000, or $1.30 earnings per diluted share, for the six months ended June 30, 2008. Our 2008 results of operations include only four assumption transactions whereas our results of operations for the six months ended June 30, 2009 reflect the results of six assumption transactions.

Revenue

Net Premiums Earned of $40.9 million for the six months ended June 30, 2009 reflect the revenue from policies assumed from Citizens in connection with six separate assumption transactions, and the revenue on the renewal of these policies, reduced by the appropriate reinsurance costs. In comparison, net premiums earned of $20.3 million for the six months ended June 30, 2008 reflect only those revenues from policies assumed from Citizens in four assumption transactions and effective policy renewals, reduced by the appropriate reinsurance costs. Net Premiums Written during the six months ended June 30, 2009 and 2008 totaled $56.4 million and $36.3 million, respectively.

Net Premiums Written is a non-GAAP financial measure representing the premiums charged on policies issued during a fiscal period less any applicable reinsurance costs. Net Premiums Written is a statutory measure designed to determine production levels. Net Premiums Earned is the most directly comparable GAAP measure and represents the portion of Net Premiums Written that is recognized as revenue in the financial statements for the year.

The following is a reconciliation of our total Net Premiums Written to Net Premiums Earned for the six months ended June 30, 2009 and 2008 (dollars in thousands):

	Six Months Ended June 30,
	2009	2008
Net Premiums Written	$56,409	36,342
Increase in Unearned Premiums	(15,464)	(16,083)

Net Premiums Earned	$40,945	20,259

Net Investment Income for the six months ended June 30, 2009 and 2008 of $719,000 and $727,000, respectively, primarily relates to our investment in certificates of deposits and money market accounts. While our short-term investments have increased by approximately $7.5 million between June 30, 2008 and June 30, 2009, our investment income has declined slightly as a result of the decrease in short-term interest rates.

Other Income for the six months ended June 30, 2009 and 2008 of $1,011,000 and $403,000, respectively, primarily reflects the policy fee income we earn with respect to our issuance of renewal policies.

Expenses

Losses and Loss Adjustment Expenses for the six months ended June 30, 2009 and 2008 of $22.6 million and $6.4 million, respectively, reflects the impact of incurred claims, case reserve strengthening, and development of incurred but not reported losses. The increase in 2009 is primarily attributable to an increase in actual claims incurred and, as a result, we have also strengthened our case reserves and reserves for incurred but not reported losses in 2009 as compared to 2008. The increase in claims and related reserves is reflective of our increased policies in force and insured values. Our policy volume has grown from approximately 20,000 as of June 30, 2008 to approximately 61,000 policies as of June 30, 2009.

Policy Acquisition and Other Underwriting Expenses for the six months ended June 30, 2009 and 2008 of $2.7 million and $2.9 million, respectively, primarily reflect the amortization of deferred acquisition costs, commissions payable to agents for production of policies, and premium taxes and policy fees. The decrease in 2009 is primarily attributable to a decrease in our commission expense specific to policies assumed from Citizens. The rate applicable to the six months ended June 30, 2008 was 16% compared to 6% applicable to the six months ended June 30, 2009. This decrease in assumed commissions was offset in part by increases in our commissions specific to renewal business as such renewal commission rates are generally between 8.5% and 10.0%. We have renewed significantly more policies in 2009 than in 2008. In addition, we experienced increases in our premium taxes and other underwriting expenses in 2009, which are directly attributable to the increase in renewal policy volume.

Other Operating Expenses for the six months ended June 30, 2009 and 2008 were $2,346,000 and $1,172,000, respectively. Such expenses include administrative compensation and related benefits, corporate insurance, professional fees, office lease and related expenses, information system expense, and other general and administrative costs. The increase is primarily attributable to increases in 2009 for professional services fees, administrative compensation and related benefits, and net other operating expenses of $527,000, $255,000 and 392,000, respectively. The increase in professional fees primarily relates to our Sarbanes Oxley 404 compliance efforts as well as fees incurred with respect to regulatory filings. The increase attributable to compensation and related benefits relates primarily to new employees hired to manage the increase in our policy volume. As of June 30, 2009, we have 38 employees compared to 18 employees as of June 30, 2008.

Income Taxes for the six months ended June 30, 2009 and 2008 were $5,760,000 and $4,087,000, respectively, for state and federal income taxes resulting in an effective tax rate of 38.3% for 2009 and 37.8% for 2008.

Ratios:

The loss ratio (GAAP basis) applicable to the six months ended June 30, 2009 (loss and loss adjustment expenses related to premiums earned) was 55.26% compared to 31.82% for the six months ended June 30, 2008. The increase in 2009 is primarily attributable to an increase in actual claims incurred and, as a result, we have also strengthened our case reserves and reserves for incurred but not reported losses in 2009 as compared to 2008. The increase in claims and related reserves is reflective of our increased policies in force and insured exposures. Our policy volume has grown from approximately 20,000 as of June 30, 2008 to approximately 61,000 policies as of June 30, 2009.

The expense ratio (GAAP basis) applicable to the six months ended June 30, 2009 (policy acquisition and other underwriting expenses related to premiums earned plus compensation, employee benefits, and other operating expenses) was 12.21% compared to 20.33% for the six months ended June 30, 2008. This decrease is due in part to a decrease in the commission rate specific to policies assumed from Citizens. The rate applicable to the six months ended June 30, 2008 was 16% compared to 6% applicable to the six months ended June 30, 2009. Additionally, we have experienced an improvement in our expense ratio as a result of our revenue growth over the past year as a significant portion of our administrative expenses are fixed and do not fluctuate as our revenue increases.

The combined loss and expense ratio (GAAP basis) is the key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100.00% generally reflects profitable underwriting results. A combined ratio over 100.00% generally reflects unprofitable underwriting results. Our combined ratio for the six months ended June 30, 2009 was 67.47% compared to 52.15% for the six months ended June 30, 2008.

Seasonality of Our Business

We expect to experience increases in our losses and loss adjustment expenses during the period from June 1 through November 30 each year as this is typically the period during which hurricanes and other tropical storms occur. As a result of such seasonal variations in our reported losses, we anticipate our operating profits during the period from June 1 through November 30 each year may be negatively impacted by an increase in losses and loss adjustment expenses. Conversely, we expect more favorable operating results during the period from December 1 through May 31 each year.

LIQUIDITY AND CAPITAL RESOURCES

Since inception, our liquidity requirements have been met through issuance of our common stock and funds from operations. We expect our future liquidity requirements will be met by funds from operations, primarily the cash received by our insurance subsidiary from premiums written and investment income.

Our insurance subsidiary requires liquidity and adequate capital to meet ongoing obligations to policyholders and claimants and to fund operating expenses. In addition, we attempt to maintain adequate levels of liquidity and surplus to manage any differences between the duration of our liabilities and invested assets. In the insurance industry, cash collected for premiums from policies written is invested, interest and dividends are earned thereon, and loss and loss adjustment expenses are paid out over a period of years. This period of time varies by the circumstances surrounding each claim. A substantial portion of our losses and loss expenses are fully settled and paid within 90 days of the claim receipt date. Additional cash outflow occurs through payments of underwriting costs such as commissions, taxes, payroll, and general overhead expenses.

We believe that we maintain sufficient liquidity to pay our insurance subsidiary’s claims and expenses, as well as satisfy commitments in the event of unforeseen events such as reinsurer insolvencies, inadequate premium rates, or reserve deficiencies. We maintain a comprehensive reinsurance program at levels management considers adequate to diversify risk and safeguard our financial position.

In the future, we anticipate our primary use of funds will be to pay claims and operating expenses. In addition, as of June 30, 2009, a maximum of $2,387,000 may yet be committed over the next eight months under our previously announced share repurchase plan.

Cash Flows

Our cash flows from operating, investing and financing activities for the six months ended June 30, 2009 and 2008 are summarized below.

Cash Flows for the Six Months ended June 30, 2009

Net cash provided by operating activities for the six months ended June 30, 2009 was approximately $8.9 million, which consisted primarily of cash received from net written premiums less cash disbursed for operating expenses and losses and loss adjustment expenses. Net cash used in investing activities of $9.4 million was primarily the result of our purchase of short-term investments totaling $7.5 million plus $1.9 million used to purchase fixed maturity securities. Net cash used in financing activities totaled $564,000 of which $613,000 was used for our share repurchase program offset by $49,000 from the exercise of common stock options.

Cash Flows for the Six Months ended June 30, 2008

Net cash provided by operating activities for the six months ended June 30, 2008 was approximately $13.8 million, which consisted primarily of cash received from net written premiums less cash disbursed for operating expenses and losses and loss adjustment expenses. Net cash used in investing activities of $11.1 million was primarily the result of our purchase of short-term investments. We had no sales of common stock or other cash flows from financing activities during the six months ended June 30, 2008.

Investments

The main objective of our investment policy is to maximize our after-tax investment income with a minimum of risk given the current financial market. We have historically invested substantially all of our excess cash primarily in money market accounts and certificates of deposit (i.e., CDs) that generally mature in no more than thirteen months.

We recently added investments in corporate bonds and other fixed maturity securities to our investment portfolio. Such investments include securities that will be held-to-maturity and, also, certain investments that are available-for-sale. Fixed maturities classified as available-for-sale are carried at fair value while fixed maturities classified as held-to-maturity are carried at amortized cost. Changes in the general interest rate environment affect the returns available on new fixed maturity investments. While a rising interest rate environment enhances the returns available on new investments, it reduces the market value of existing fixed maturity investments and thus the availability of gains on disposition. A decline in interest rates reduces the returns available on new investments but increases the market value of existing investments, creating the opportunity for realized investment gains on disposition.

With the exception of large national banks, it is our current policy not to maintain cash deposits of more than an aggregate of $5.5 million in any one bank at any time. In the future, we may alter our investment policy to include or increase investments in federal, state and municipal obligations, preferred and common equity securities and real estate mortgages, as permitted by applicable law, including insurance regulations.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2008, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

CONTRACTUAL OBLIGATIONS

As a smaller reporting company as defined by Rule 229.10(f)(1) of the Exchange Act, we are not required to provide the information under this item.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments to develop amounts reflected and disclosed in our financial statements. Material estimates that are particularly susceptible to significant change in the near term are related to our losses and loss adjustment expenses (“Reserves”), which include amounts estimated for claims incurred but not yet reported. Reserves are determined by establishing liabilities in amounts estimated to cover incurred losses and loss adjustment expenses. Such Reserves are determined based on our assessment of claims reported and the development of pending claims. These Reserves are based on individual case estimates for the reported losses and loss adjustment expenses and estimates of such amounts that are incurred but not reported (“IBNR”). Changes in the estimated liability are charged or credited to operations as the losses and loss adjustment expenses are adjusted.

The IBNR reserves represent our estimate of the ultimate cost of all claims that have occurred but have not been reported to us and, in some cases, may not yet be known to the insured. Estimating the IBNR component of our Reserves involves considerable judgment on the part of management. At June 30, 2009, $8.4 million of the total $23.3 million we have reserved for losses and loss adjustment expenses is specific to our estimate of claims incurred but not reported. The remaining $14.9 million relates to known cases which have been reported but not yet fully settled in which case we have booked a reserve based on our best estimate of the ultimate cost of each claim. Of this amount, $3.9 million relates to claims incurred during prior years.

Based on all information known to us, we believe our Reserves at June 30, 2009 are adequate to cover our claims for losses that had occurred as of that date including losses yet to be reported. However, these estimates are subject to trends in claim severity and frequency and must continually be reviewed by management. As part of the process, we review historical data and consider various factors, including known and anticipated regulatory and legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data becomes available, these estimates are revised, as required, resulting in increases or decreases to the existing unpaid losses and loss adjustment expenses. Adjustments are reflected in the results of operations in the period in which they are made and the liabilities may deviate substantially from prior estimates.

In addition to Reserves, we believe our accounting policies specific to premium revenue recognition, losses and loss adjustment expenses, reinsurance, deferred policy acquisition costs, deferred tax assets and liabilities, and stock-based compensation expense involve our most significant judgments and estimates material to our consolidated financial statements. These accounting estimates and related risks that we consider to be our critical accounting estimates are more fully described in our Annual Report on Form 10-K, which we filed with the SEC on March 13, 2009. For the three months ended June 30, 2009, there have been no material changes with respect to any of our critical accounting policies.

RECENT ACCOUNTING PRONOUNCEMENTS

For information with respect to recent accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 2 to our Notes to Condensed Consolidated Financial Statements.

ITEM 3 – QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company as defined by Rule 229.10(f)(1) of the Exchange Act, we are not required to provide the information under this item.

ITEM 4 – CONTROLS AND PROCEDURES

Under the supervision and with the participation of our Chief Executive Officer (our principal executive officer) and Chief Financial Officer (our principal financial officer), we have evaluated the effectiveness of our disclosure controls and procedures as of the end of the period covered by this report, and, based on this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that these disclosure controls and procedures are effective.

There have been no changes in our internal controls over financial reporting during the quarter ended June 30, 2009 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II – OTHER INFORMATION

ITEM 1 – LEGAL PROCEEDINGS

We may be party to claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position or liquidity.

ITEM 1a – RISK FACTORS

There have been no material changes from the risk factors previously disclosed in the section entitled “Risk Factors” in our Form 10-K, which was filed with the Securities and Exchange Commission on March 13, 2009.

ITEM 2 – UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

(a) Sales of Unregistered Securities

None.

(b) Use of Proceeds

None.

(c) Repurchases of Securities

Effective March 18, 2009, our Board of Directors authorized a plan to repurchase up to $3.0 million (inclusive of commissions) of the Company’s common shares. The repurchase plan permits the Company to repurchase shares from time to time through March 19, 2010. The shares may be purchased for cash in open market purchases, block transactions and privately negotiated transactions in accordance with applicable federal securities laws. The share repurchase plan may be modified, suspended, terminated or extended by the Company any time without prior notice. During the quarter ended June 30, 2009, the Company repurchased and retired a total of 110,196 shares at an average price of $5.18 per share and a total cost, inclusive of fees and commissions, of $576,000, or $5.22 per share, under this authorized repurchase program. The following table provides information with respect to shares repurchased during the quarter ended June 30, 2009:

	(a) Total Number Of Shares Repurchased	(b) Average Price Paid Per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	(d) Maximum Number (or Approximate Dollar Value) of Shares that May Yet be Purchased
Period
April 1-30, 2009	37,855	$5.14	37,855	$2,767,000
May 1-31, 2009	34,044	5.17	34,044	2,589,000
June 1-30, 2009	38,297	5.21	38,297	2,387,000

Total	110,196	$5.18	110,196

Working Capital Restrictions and Other Limitations on Payment of Dividends

We are not subject to working capital restrictions or other limitations on the payment of dividends. Our insurance subsidiary, however, is subject to restrictions on the dividends it may pay to our parent corporation, Homeowners Choice, Inc. Those restrictions could impact our ability to pay dividends if our Board of Directors determines to do so.

Under Florida law, a domestic insurer such as our insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., may not pay any dividend or distribute cash or other property to its stockholders except out of that part of its available and accumulated capital and surplus funds which is derived from realized net operating profits on its business and net realized capital gains. For a three-year period beginning March 30, 2007, our insurance subsidiary, as a newly licensed Florida insurer, is precluded from paying dividends unless approved in advance by the Florida Office of Insurance Regulation. Additionally, Florida statutes preclude our insurance subsidiary from making dividend payments or distributions to stockholders without prior approval of the Florida Office of Insurance Regulation if the dividend or distribution would exceed the larger of (1) the lesser of (a) 10.0% of its capital surplus or (b) net income, not including realized capital gains, plus a two year carry forward, (2) 10.0% of capital surplus with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains or (3) the lesser of (a) 10.0% of capital surplus or (b) net investment income plus a three year carry forward with dividends payable constrained to unassigned funds minus 25% of unrealized capital gains.

ITEM 4 – SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

We held our 2009 Annual Meeting of Shareholders on May 21, 2009. The only matter voted upon at the meeting was the election of three Class A directors. Francis X. McCahill, III, Martin A. Traber and Garth A. Vernon were elected at the meeting. The terms of office of the following directors continued after the meeting: George Apostolou, Sanjay Madhu, Paresh Patel, Krishna Persaud, Gregory Politis and Anthony Saravanos.

Set forth below is the number of votes cast for each nominee as well as abstentions.

	For	Abstain

Francis X. McCahill, III	5,720,697	4,839

Martin A. Traber	5,720,697	4,839

Garth A. Vernon	5,720,697	4,839

ITEM 6 – EXHIBITS

The following documents are filed as part of this report:

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation, with amendments. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

3.2	Bylaws with amendments. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

4.1	Form of Common Stock Certificate. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.2	Warrant Agreement dated July 30, 2008 between Homeowners Choice, Inc. and American Stock Transfer & Trust Company. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.3	Form of Warrant Certificate. Incorporated by reference to the correspondingly numbered exhibit Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.4	Warrant Agreement dated July 30, 2008 between Homeowners Choice, Inc. and Anderson & Strudwick, Incorporated. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.5	Form of Warrant Certificate issued to Anderson & Strudwick. Incorporated. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.6	Form of Unit Certificate. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.7	Warrant Agreement dated July 30, 2008, between Homeowners Choice, Inc. and GunnAllen Financial, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.8	Letter Agreement dated August 1, 2008 among Homeowners Choice, Inc., Anderson & Strudwick, Incorporated and GunnAllen Financial, Inc., whereby we waive certain cancellation rights under warrants issued to the other parties. Incorporated by reference to the correspondingly numbered exhibit to our Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-150513) filed August 6, 2008.

4.9	See Exhibits 3.1 and 3.2 of this report for provisions of the Articles of Incorporation, as amended, and our Bylaws, as amended, defining certain rights of security holders. See also Exhibits 10.6, 10.7 and 10.21 defining certain rights of the recipients of stock options and other equity-based awards.

10.1	Executive Agreement dated May 1, 2007 between Homeowners Choice, Inc. and Francis X. McCahill, III. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.2	Executive Agreement dated May 1, 2007 between Homeowners Choice, Inc. and Richard R. Allen. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.5	Consulting Agreement dated June 1, 2007 between Homeowners Choice, Inc. and Scorpio Systems, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended. See amendment to Consulting Agreement at Exhibit 10.12.

10.6	Homeowners Choice, Inc. 2007 Stock Option and Incentive Plan. Incorporated by reference to the correspondingly numbered exhibit to our Form 10-Q filed August 29, 2008.

10.7	Form of Incentive Stock Option Agreement. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.8	ISO Master Agreement dated November 1, 2007 between Insurance Services Office, Inc. and Homeowners Choice, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.9	Software License Agreement executed April 8, 2008 with an effective date of November 1, 2007 by and between Homeowners Choice, Inc. and Scorpio Systems, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.10	Assumption Agreement dated June 19, 2007 by and between Homeowners Choice Property & Casualty Insurance Company, Inc. and Citizens Property Insurance Corporation. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.11	Service Contract for Homeowners Claims Handling dated May 30, 2007, but effective July 1, 2007, by and between Homeowners Choice Managers, Inc. and Johns Eastern Company, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.12	Amendment dated August 21, 2008 to Consulting Agreement dated June 1, 2007 between Homeowners Choice, Inc. and Scorpio Systems, Inc. Incorporated by reference to Exhibit 10.12 to Form 8-K filed August 21, 2008.

10.13	Excess Catastrophe Reinsurance Contract effective June 1, 2009 by Homeowners Choice Property and Casualty Insurance Company, Inc. and Subscribing Reinsurers.

10.14	Reinstatement Premium Protection Reinsurance Contract effective June 1, 2009 by Homeowners Choice Property and Casualty Insurance Company, Inc. and Subscribing Reinsurers.

10.15	Multi-Year Excess Catastrophe Reinsurance Contract dated June 1, 2008 by Homeowners Choice Property and Casualty Insurance Company, Inc. and Subscribing Reinsurers. Incorporated by reference to the correspondingly numbered exhibit to our Form 10-Q filed August 29, 2008.

10.17	Form of indemnification agreement for our officers and directors.

10.18	Lease Agreement dated April 8, 2008 between 2340 Drew St, LLC and Homeowners Choice, Inc. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.21	Form of Non-Qualified Stock Option Agreement. Incorporated by reference to the correspondingly numbered exhibit to our Registration Statement on Form S-1 (File No. 333-150513), originally filed April 30, 2008, effective July 24, 2008, as amended.

10.22	Excess Per Risk Reinsurance Contract effective December 1, 2008 issued to Homeowners Choice Property & Casualty Insurance Company by Subscribing Reinsurers. Incorporated by reference to the correspondingly numbered exhibit to our Form 10-Q filed May 14, 2009.

10.23	Excess Catastrophe Reinsurance Contract effective October 14, 2008 issued to Homeowners Choice Property & Casualty Insurance Company by Subscribing Reinsurers. Incorporated by reference to the correspondingly numbered exhibit to our Form 10-Q filed May 14, 2009.

31.1	Certification of the Chief Executive Officer

31.2	Certification of the Chief Financial Officer

32.1	Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C.ss.1350

32.2	Written Statement of the Chief Financial Officer Pursuant to 18 U.S.C.ss.1350

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, who has signed this report on behalf of the Company.

HOMEOWNERS CHOICE, INC.

August 12, 2009	By	/s/ Francis X. McCahill III
Francis X. McCahill III
President and Chief Executive Officer
(Principal Executive Officer)

August 12, 2009	By	/s/ Richard R. Allen
Richard R. Allen
Chief Financial Officer
(Principal Financial and Accounting Officer)

A signed original of this document has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 10.13

Excess Catastrophe

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

Article		Page
I	Classes of Business Reinsured	1

II	Commencement and Termination	1

III	Territory (BRMA 51A)	3

IV	Exclusions	3

V	Retention and Limit	4

VI	Reinstatement	4

VII	Definitions	5

VIII	Other Reinsurance	7

IX	Loss Occurrence	7

X	Loss Notices and Settlements	9

XI	Salvage and Subrogation	9

XII	Florida Hurricane Catastrophe Fund	9

XIII	Reinsurance Premium	11

XIV	Late Payments	11

XV	Offset (BRMA 36C)	13

XVI	Access to Records (BRMA 1D)	13

XVII	Liability of the Reinsurer	13

XVIII	Net Retained Lines (BRMA 32E)	13

XIX	Errors and Omissions (BRMA 14F)	14

XX	Currency (BRMA 12A)	14

XXI	Taxes (BRMA 50B)	14

XXII	Federal Excise Tax (BRMA 17D)	14

XXIII	Reserves	14

XXIV	Insolvency	16

XXV	Arbitration	17

XXVI	Service of Suit (BRMA 49C)	18

XXVII	Governing Law (BRMA 71B)	18

XXVIII	Confidentiality	19

XXIX	Entire Agreement	19

XXX	Severability (BRMA 72E)	19

XXXI	Agency Agreement (BRMA 73A)	19

XXXII	Notices and Contract Execution	19

XXXIII	Intermediary	20

	Schedule A

Excess Catastrophe

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Homeowners Multiple Peril (property sections only) and Dwelling Fire (property sections only), subject to the terms, conditions and limitations set forth herein and in Schedule A attached hereto.

Article II - Commencement and Termination

A.	This Contract shall become effective on June 1, 2009, with respect to losses arising out of loss occurrences commencing on or after that date, and shall remain in force until May 31, 2010, both days inclusive, Local Standard Time at the location where the loss occurrence commences.

B.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract in the event any of the following circumstances occur, as clarified by public announcement for subparagraphs 1 through 6 below, or upon discovery for subparagraphs 7 through 9 below. To terminate a Subscribing Reinsurer’s percentage share in this Contract, the Company must give the Subscribing Reinsurer written notice. The effective date of termination will be as selected by the Company, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of applicable public announcement or discovery, subject to the condition that such selected date must be the last day of a calendar month:

1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously. However, this subparagraph shall not apply if the surviving entity has A.M. Best’s and Standard & Poor’s ratings equal to or higher than the Subscribing Reinsurer had on the effective date of this Contract; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

C.	If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company’s policies.

Article IV - Exclusions

A.	This Contract does not apply to and specifically excludes the following:

1.	All excess of loss reinsurance assumed by the Company.

2.	Reinsurance assumed by the Company under obligatory reinsurance agreements, except intercompany reinsurance between the reinsured companies under this Contract and agency reinsurance where the policies involved are to be reunderwritten in accordance with the underwriting standards of the Company and reissued as Company policies at the next anniversary or expiration date.

3.	Financial guarantee and insolvency.

4.	All Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation and Credit business.

5.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)” attached to and forming part of this Contract.

6.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard policy with a standard War Exclusion Clause.

7.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund or Citizens Property Insurance Corporation.

8.	All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

9.	Pollution and seepage coverages excluded under the provisions of the “Pollution and Seepage Exclusion Clause (BRMA 39A)” attached to and forming part of this Contract.

10.	Loss or liability excluded under the “Terrorism Exclusion” attached to and forming part of this Contract.

11.	Losses from mold-related claims, unless arising out of an otherwise covered peril.

12.	Flood, when written as such.

B.	Notwithstanding the foregoing, the Company may request a special acceptance of reinsurance falling within the scope of the exclusions set forth in paragraph A (other than exclusions 3, 5, 6 and 10). Within five days of receipt of such a request, each Subscribing Reinsurer shall accept such request, ask for additional information, or reject the request. Any reinsurance that is specially accepted by the Reinsurer shall be covered under this Contract and shall be subject to the terms hereof, except as such terms shall be modified by the special acceptance. If a Subscribing Reinsurer fails to respond to a special acceptance request within five days, the Subscribing Reinsurer will be deemed to have agreed to the special acceptance.

In the event a reinsurer becomes a party to this Contract subsequent to one or more special acceptances hereunder, the new reinsurer shall automatically accept such special acceptance(s) as being covered hereunder. Further, if one or more Subscribing Reinsurers under this Contract agreed to special acceptance(s) under the contract being replaced by this Contract, such special acceptance(s) shall be automatically covered hereunder with respect to the interests and liabilities of such Subscribing Reinsurer(s).

Article V - Retention and Limit

A.	As respects each excess layer of reinsurance coverage provided by this Contract, the Company shall retain and be liable for the first amount of ultimate net loss, shown as “Company’s Retention” for that excess layer in Schedule A attached hereto, arising out of each loss occurrence. The Reinsurer shall then be liable, as respects each excess layer, for the amount by which such ultimate net loss exceeds the Company’s applicable retention, but the liability of the Reinsurer under each excess layer shall not exceed the amount, shown as “Reinsurer’s Per Occurrence Limit” for that excess layer in Schedule A attached hereto, as respects any one loss occurrence.

B.	No claim shall be made under any excess layer of reinsurance coverage provided by this Contract as respects any one loss occurrence unless at least two risks insured or reinsured by the Company are involved in such loss occurrence. For purposes of this Contract, the Company shall be the sole judge of what constitutes one risk.

Article VI - Reinstatement

A.	In the event all or any portion of the reinsurance under any excess layer of reinsurance coverage provided by this Contract is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the loss occurrence commences hereon. For each amount so reinstated the Company agrees to pay additional premium equal to the product of the following:

1.	The percentage of the occurrence limit for the excess layer reinstated (based on the loss paid by the Reinsurer under that excess layer); times

2.	The earned reinsurance premium for the excess layer reinstated for the term of this Contract (exclusive of reinstatement premium).

B.	Whenever the Company requests payment by the Reinsurer of any loss under any excess layer hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer for that excess layer. If the earned reinsurance premium for any excess layer for the term of this Contract has not been finally determined as of the date of any such statement, the calculation of reinstatement premium due for that excess layer shall be based on the deposit premium for that excess layer and shall be readjusted when the earned reinsurance premium for that excess layer for the term of this Contract has been finally determined. Any reinstatement premium shown to be due the Reinsurer for any excess layer as reflected by any such statement (less prior payments, if any, for that excess layer) shall be payable by the Company concurrently with payment by the Reinsurer of the requested loss for that excess layer. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company’s statement.

C.	Notwithstanding anything stated herein, the liability of the Reinsurer under any excess layer of reinsurance coverage provided by this Contract shall not exceed either of the following:

1.	The amount, shown as “Reinsurer’s Per Occurrence Limit” for that excess layer in Schedule A attached hereto, as respects loss or losses arising out of any one loss occurrence; or

2.	The amount, shown as “Reinsurer’s Term Limit” for that excess layer in Schedule A attached hereto, in all during the term of this Contract.

Article VII - Definitions

A.	“Ultimate net loss” as used herein shall be defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations and loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s ultimate net loss has been ascertained.

B.	“Loss in excess of policy limits” and “extra contractual obligations” as used herein shall be defined as:

1.

“Loss in excess of policy limits” shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company’s policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2.	“Extra contractual obligations” shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

However, as respects ultimate net loss for each excess layer of reinsurance coverage provided by this Contract, loss in excess of policy limits and extra contractual obligations arising out of each loss occurrence shall not exceed an amount equal to 25.0% of the loss under each excess layer of reinsurance coverage provided by this Contract.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C.	“Loss adjustment expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of the salaries of the Company’s field employees and expenses of other employees of the Company who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Company’s officials incurred in connection with losses covered by this Contract, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense shall not include normal office expenses or salaries of the Company’s officials.

D.	“Term of this Contract” as used herein shall be defined as the period from June 1, 2009 until May 31, 2010, both days inclusive, Local Standard Time at the location where the loss occurrence commences. However, if this Contract is terminated, “term of this Contract” as used herein shall mean the period from June 1, 2009 through the effective date of termination.

E.	“Runoff Subscribing Reinsurer” as used herein shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

2.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

4.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

5.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

Article VIII - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.

Article IX - Loss Occurrence

A.	The term “loss occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “loss occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “loss occurrence” shall be further defined as follows:

1.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

2.	As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

3.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph A) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “loss occurrence.”

4.	As regards “freeze,” only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company’s “loss occurrence.”

5.	As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs 2 and 3 above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Company which occur during any period of 168 consecutive hours within a 150-mile radius of any fixed point selected by the Company may be included in the Company’s “loss occurrence.”

B.	For all those “loss occurrences” other than those referred to in subparagraph 2 of paragraph A above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any “loss occurrence” referred to in subparagraph 1 of paragraph A above where only one such period of 72 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

C.	As respects those “loss occurrences” referred to in subparagraph 2 of paragraph A above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “loss occurrences,” provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

D.	No individual losses occasioned by an event that would be covered by a 72 hours clause may be included in any “loss occurrence” claimed under a 168 hours provision.

Article X - Loss Notices and Settlements

A.	Whenever losses sustained by the Company appear likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

B.	All loss settlements made by the Company, provided they are within the terms of this Contract and the terms of the Company’s policies (except as respects loss in excess of policy limits and extra contractual obligations), shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Company.

C.	A Runoff Subscribing Reinsurer shall not have the right to hire an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid, as respects the Runoff Subscribing Reinsurer’s share of any claims payable under this Contract. A Runoff Subscribing Reinsurer will notify the Company as promptly as possible if it hires an unaffiliated runoff claims manager, and such runoff claims manager shall, for purposes of this Contract, be presumed to be compensated on a contingent basis or to be otherwise provided with financial incentives based on the quantum of claims paid, unless the Runoff Subscribing Reinsurer notifies the Company otherwise.

Article XI - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Company’s opinion, it is economically reasonable to do so. However, in the event that the Company elects not to enforce its rights, the Reinsurer may elect to enforce such rights and pursue salvage and/or subrogation at its own expense. The Reinsurer shall promptly, within 30 days upon receipt, remit to the Company the amount of any judgment awarded in such an action in excess of the amount of payment by, or the amount of liability to, the Reinsurer hereunder.

Article XII - Florida Hurricane Catastrophe Fund

A.	The Company shall provisionally purchase from the Florida Hurricane Catastrophe Fund (“FHCF”) the following limits and retentions:

1.	90.0% of $166,865,000 excess of $63,085,000 (mandatory layer); and

2.	90.0% of $97,155,000 excess of $229,950,000 (optional Temporary Increase in Coverage Limit).

The provisional limits and retentions detailed above may increase or decrease in accordance with the provisions of reimbursement contract between the Company and the State Board of Administration of the State of Florida.

B.	Any loss reimbursement paid or payable to the Company under the mandatory and optional coverage layers provided by the FHCF as set forth in paragraph A above, as a result of loss occurrences commencing during the term of this Contract shall inure to the benefit of this Contract. Further, any FHCF loss reimbursement shall be deemed to be paid to the Company in accordance with the reimbursement contract between the Company and the State Board of Administration of the State of Florida at the full payout level set forth therein. It is further deemed that any loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

C.	Prior to the final calculation of the Company’s FHCF retention and payout, if any, under the mandatory and optional coverage layers set forth between the Company and the State Board of Administration of the State of Florida, the Reinsurer’s liability hereunder will be determined provisionally based on the projected FHCF payout, and in accordance with paragraph B above. Following the FHCF’s final calculation of the payout under the coverage layers provided by the reimbursement contract, the ultimate net loss under this Contract will be recalculated. If, as a result of such calculation, the loss to the Reinsurer under any excess layer of this Contract in any one loss occurrence is less than the amount previously paid by the Reinsurer under that excess layer, the Company shall promptly remit the difference to the Reinsurer. If the loss to the Reinsurer under any excess layer in any one loss occurrence is greater than the amount previously paid by the Reinsurer, the Reinsurer shall promptly remit the difference to the Company. For the purposes of both the provisional and final calculations of the Reinsurer’s liability referenced above, it is deemed that any FHCF loss reimbursement shall not be reduced by any reduction or exhaustion of the actual claims paying capacity of the FHCF and that the FHCF fund balance is deemed funded to the fullest extent allowable by Florida statute.

D.	If an FHCF reimbursement amount is based on the Company’s losses in more than one loss occurrence commencing during the term of this Contract, the total such FHCF reimbursement received by the Company shall be allocated to individual loss occurrences in chronological order of the dates such loss occurrences commence, beginning with the first such loss occurrence commencing during the term of this Contract, provided that:

1.	The portion of the total FHCF reimbursement amount to be allocated by the Company to any individual loss occurrence shall be equal to the lesser of (a) the amount of such FHCF reimbursement to which the Company would be entitled for that loss occurrence alone, or (b) the remaining such FHCF reimbursement which has not been allocated by the Company to prior loss occurrences; and

2.	The total amount allocated by the Company to all such loss occurrences shall be equal to the total FHCF reimbursement received by the Company for such loss occurrences.

Article XIII - Reinsurance Premium

A.	As premium for each excess layer of reinsurance coverage provided by this Contract, the Company shall pay the Reinsurer the greater of the following:

1.	The amount shown as “Contract Minimum Premium” (or a pro rata portion thereof if this Contract is terminated prior to May 31, 2010, subject to no known losses) for that excess layer in Schedule A attached hereto; or

2.	The sum of the Company’s aggregate total insured value for policies that include wind coverage in force on September 30, 2009, multiplied by the percentage shown as “Adjustment Rate” for that excess layer in Schedule A attached hereto.

B.	The Company shall pay the Reinsurer a deposit premium for each excess layer of the amount, shown as “Contract Deposit Premium” for that excess layer in Schedule A attached hereto, in four equal installments of the amount, shown as of the “Quarterly Deposit Premium” for that excess layer in Schedule A attached hereto on June 1, September 1 and December 1 of 2009 and March 1, 2010. In the event this Contract is terminated in accordance with the provisions of paragraph B of the Commencement and Termination Article, no deposit premium installments shall be due after the effective date of termination; however, notwithstanding the foregoing and subject to no known losses for any excess layer hereunder, the Reinsurer shall be due a pro rata portion of the “Contract Deposit Premium” for that excess layer in Schedule A attached hereto as of the effective date of termination.

C.	Within 30 days after the effective date of termination or expiration, or within 30 days after September 30, 2009 (the date to be selected by the Company), the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for each excess layer, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company for each excess layer shall be promptly remitted.

Article XIV - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of 2.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Runoff Subscribing Reinsurer will increase by 2.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 10.0%.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph D, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.

Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article XV - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article XVI - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

Article XVII - Liability of the Reinsurer

A.	The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company’s policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

Article XVIII - Net Retained Lines (BRMA 32E)

A.	This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.

Article XIX - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article XX - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XXI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XXII - Federal Excise Tax (BRMA 17D)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XXIII - Reserves

A.	The Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Has experienced any of the circumstances described in paragraph B of the Commencement and Termination Article. However, if such circumstance is rectified, then no special funding requirements shall apply and any such current funding in accordance with the provisions above shall be released to the Reinsurer.

For purposes of this Contract, the Lloyd’s United States Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.	As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required;

b.	As respects a Subscribing Reinsurer that has experienced any of the circumstances described in paragraph B of the Commencement and Termination Article, the first date such circumstance occurs;

times:

2.	1/365ths of the sum of 2.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

C.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including all case reserves plus any reasonable amount estimated to be unreported from known loss occurrences), if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(3) or C(5), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XXIV - Insolvency

A.

In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article XXV - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

Article XXVI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XXVII - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article XXVIII - Confidentiality

The Reinsurer shall maintain the confidentiality of all information reviewed during any inspection as well as the results of such inspection and shall not disclose such materials to third parties other than the Reinsurer’s auditors, legal counsel, retrocessionaires, or as required in any action brought to enforce the Reinsurer’s rights under this Contract, or as required by a London market lead, regulatory agency, court order or subpoena, provided that the other party is given prior notice of such regulatory requirement, court order or subpoena.

Article XXIX - Entire Agreement

This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties.

Article XXX - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article XXXI - Agency Agreement (BRMA 73A)

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article XXXII - Notices and Contract Execution

A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article XXXIII - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Clearwater, Florida, this                      day of                                          in the year             .

__________________________________________________________________________________

Homeowners Choice Property and Casualty Insurance Company (for and on behalf of the “Company”)

Schedule A

Excess Catastrophe

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

	First Excess	Second Excess	Third Excess
Company’s Retention	$17,430,000	$63,085,000	$89,487,000
Reinsurer’s Per Occurrence Limit	$45,655,000	$26,402,000	$67,895,000
Reinsurer’s Term Limit	$91,310,000	$52,804,000	$135,790,000
Contract Minimum Premium	$15,648,000	$4,731,000	$7,414,000
Adjustment Rate	0.1479%	0.0447%	0.0700%
Contract Deposit Premium	$19,560,000	$5,914,000	$9,268,000
Quarterly Deposit Premium	$4,890,000	$1,478,500	$2,317,000

The figures listed above for each excess layer shall apply to each Subscribing Reinsurer in the percentage share for that excess layer as expressed in its Interests and Liabilities Agreement attached hereto.

Schedule A

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.	This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)	all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

12/12/57

N.M.A. 1119

BRMA 35B

Pollution and Seepage Exclusion Clause

This Contract excludes loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original policy.

BRMA 39A

Terrorism Exclusion

(Treaty Reinsurance)

Notwithstanding any provision to the contrary within this Contract or any amendment thereto, it is agreed that this Contract excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto, and which:

1.	Involves violence against one or more persons; or

2.	Involves damage to property; or

3.	Endangers life other than the person committing the action; or

4.	Creates a risk to health or safety of the public or a section of the public; or

5.	Is designed to interfere with or disrupt an electronic system.

This Contract also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions and limitations of this Contract, in respect only of personal lines, this Contract will pay actual loss or damage (but not related cost and expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive or nuclear pollution, contamination or explosion.

Exhibit 10.14

Reinstatement Premium Protection

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

Article		Page
I	Coverage	1

II	Commencement and Termination	1

III	Concurrency of Conditions	3

IV	Reinsurance Premium	3

V	Loss Notices and Settlements	4

VI	Late Payments	4

VII	Offset (BRMA 36C)	6

VIII	Access to Records	6

IX	Errors and Omissions (BRMA 14F)	6

X	Currency (BRMA 12A)	7

XI	Taxes (BRMA 50B)	7

XII	Federal Excise Tax (BRMA 17D)	7

XIII	Reserves	7

XIV	Insolvency	9

XV	Arbitration	10

XVI	Service of Suit (BRMA 49C)	11

XVII	Governing Law (BRMA 71B)	11

XVIII	Confidentiality	11

XIX	Entire Agreement	12

XX	Severability (BRMA 72E)	12

XXI	Agency Agreement (BRMA 73A)	12

XXII	Notices and Contract Execution	12

XXIII	Intermediary	13

	Schedule A

Reinstatement Premium Protection

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

(hereinafter referred to collectively as the “Company”)

by

The Subscribing Reinsurer(s) Executing the

Interests and Liabilities Agreement(s)

Attached Hereto

(hereinafter referred to as the “Reinsurer”)

Article I - Coverage

By this Contract the Reinsurer agrees to indemnify the Company for 100% of any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under the provisions of the First Excess Layer of reinsurance coverage provided by the Company’s Excess Catastrophe Reinsurance Contract, effective June 1, 2009 (hereinafter referred to as the “Underlying Contract” and described in Schedule A attached to and forming part of this Contract), subject to the terms and conditions set forth herein.

Article II - Commencement and Termination

A.	This Contract shall become effective on June 1, 2009, with respect to reinstatement premium payable by the Company under the provisions of the Underlying Contract as a result of losses arising out of loss occurrences commencing on or after that date, and shall remain in force until May 31, 2010, both days inclusive, Local Standard Time at the location where the loss occurrence commences.

B.	Notwithstanding the provisions of paragraph A above, the Company may terminate a Subscribing Reinsurer’s percentage share in this Contract in the event any of the following circumstances occur, as clarified by public announcement for subparagraphs 1 through 6 below, or upon discovery for subparagraphs 7 through 9 below. To terminate a Subscribing Reinsurer’s percentage share in this Contract, the Company must give the Subscribing Reinsurer written notice. The effective date of termination will be as selected by the Company, which may be a date that is retroactively applied up to a maximum of 65 days prior to the date of applicable public announcement or discovery, subject to the condition that such selected date must be the last day of a calendar month:

1.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at the inception of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus (or its equivalent under the Subscribing Reinsurer’s accounting system) at any time during the term of this Contract has been reduced by more than 20.0% of the amount of surplus (or the applicable equivalent) at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard & Poor’s rating has been assigned or downgraded below BBB+; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other entity or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

9.	The Subscribing Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

C.	If this Contract is terminated or expires while a loss occurrence covered hereunder is in progress, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss occurrence had occurred prior to the termination or expiration of this Contract, provided that no part of such loss occurrence is claimed against any renewal or replacement of this Contract.

Article III - Concurrency of Conditions

A.	It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Underlying Contract which are not inconsistent with the provisions of this Contract.

B.	The Company shall advise the Reinsurer of any material changes in the Underlying Contract which may affect the liability of the Reinsurer under this Contract.

Article IV - Reinsurance Premium

A.	As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer the greater of the following:

1.	$7,376,800 (or a pro rata portion thereof in the event the term of this Contract is less than 12 months); or

2.	The product of:

a.	1.10; times

b.	The final adjusted Rate on Line for the First Excess Layer under the Underlying Contract; times

c.	The final adjusted premium paid by the Company for the First Excess Layer under the Underlying Contract.

“Final adjusted Rate on Line” as used herein shall mean the final adjusted premium paid by the Company for the First Excess Layer under the Underlying Contract divided by the amount shown as “Reinsurer’s Per Occurrence Limit” in Schedule A attached hereto.

B.	The Company shall pay the Reinsurer a deposit premium of $9,221,000 in four equal installments of $2,305,250 on June 1, September 1 and December 1 of 2009, and on March 1, 2010. However, in the event this Contract is terminated in accordance with the provisions of paragraph B of the Commencement and Termination Article, no deposit premium installments shall be due after the effective date of termination.

C.	Within 30 days after the effective date of termination or expiration, or within 30 days after September 30, 2009 (the date to be selected by the Company), the Company shall provide a report to the Reinsurer setting forth the premium due hereunder, computed in accordance with paragraph A above, and any additional premium due the Reinsurer or return premium due the Company shall be promptly remitted.

Article V - Loss Notices and Settlements

A.	Whenever reinstatement premium settlements made by the Company under the Underlying Contract appear likely to result in a claim hereunder, the Company shall notify the Reinsurer. The Company will advise the Reinsurer of all subsequent developments relating to such claims that, in the opinion of the Company, may materially affect the position of the Reinsurer.

B.	All reinstatement premium settlements made by the Company under the Underlying Contract, provided they are within the terms of the Underlying Contract and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

C.	A Runoff Subscribing Reinsurer shall not have the right to hire an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid, as respects the Runoff Subscribing Reinsurer’s share of any claims payable under this Contract. A Runoff Subscribing Reinsurer will notify the Company as promptly as possible if it hires an unaffiliated runoff claims manager, and such runoff claims manager shall, for purposes of this Contract, be presumed to be compensated on a contingent basis or to be otherwise provided with financial incentives based on the quantum of claims paid, unless the Runoff Subscribing Reinsurer notifies the Company otherwise.

D.	“Runoff Subscribing Reinsurer” as used herein shall mean a Subscribing Reinsurer that experiences one or more of the following circumstances:

1.	A State Insurance Department or other legal authority has ordered the Reinsurer to cease writing business; or

2.	The Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement, or similar proceedings (whether voluntary or involuntary) or proceedings have been instituted against the Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

3.	The Reinsurer has reinsured its entire liability under this Contract with an unaffiliated entity or entities without the Company’s prior written consent; or

4.	The Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business; or

5.	The Reinsurer has hired an unaffiliated runoff claims manager that is compensated on a contingent basis or is otherwise provided with financial incentives based on the quantum of claims paid.

Article VI - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B.	In the event any premium, loss or other payment due either party is not received by the intermediary named in the Intermediary Article (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

Notwithstanding the provisions of subparagraph 2 above and the immediately preceding sentence, the interest rate for a Runoff Subscribing Reinsurer will increase by 2.0% for every month that payment of the claim is past due, subject to a maximum annual interest rate of 12.0%.

C.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 10 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph D, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days following transmittal of written notification that the provisions of this Article have been invoked.

For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

E.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

F.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

Article VII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article VIII - Access to Records

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance. However, a Runoff Subscribing Reinsurer or its designated representatives shall not have any right of access to the records of the Company if it is not current in all undisputed payments due the Company. “Undisputed” as used herein shall mean any amount that the Runoff Subscribing Reinsurer has not contested in writing to the Company that specifies the reason(s) why the payments are disputed.

Article IX - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

Article X - Currency (BRMA 12A)

A.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

B.	Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.

Article XI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

Article XII - Federal Excise Tax (BRMA 17D)

A.	The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B.	In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.

Article XIII - Reserves

A.	The Reinsurer agrees to fund its share of the Company’s ceded unearned premium and outstanding loss reserves (being the sum of all reinstatement premiums paid by the Company under the Underlying Contract, but not yet recovered from the Reinsurer, plus the Company’s reserves for reinstatement premiums due under the Underlying Contract, if any) by:

1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;

if the Reinsurer:

1.	Is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved; or

2.	Has experienced any of the circumstances described in paragraph B of the Commencement and Termination Article. However, if such circumstance is rectified, then no special funding requirements shall apply and any such current funding in accordance with the provisions above shall be released to the Reinsurer.

The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.	If a Subscribing Reinsurer fails to fulfill its funding obligation (if any) under this Article, the Company may, at its option, require the Subscribing Reinsurer to pay, and the Subscribing Reinsurer agrees to pay, an interest charge on the funding obligation calculated on the last business day of each month as follows:

1.	The number of full days that have expired since the earliest of the applicable following dates:

a.	As respects a Subscribing Reinsurer that is unauthorized in any state of the United States of America or District of Columbia having jurisdiction over the Company, December 31 of the calendar year in which the funding was required;

b.	As respects a Subscribing Reinsurer that has experienced any of the circumstances described in paragraph B of the Commencement and Termination Article, the first date such circumstance occurs;

times:

2.	1/365ths of the sum of 4.0% and the U.S. prime rate as quoted in The Wall Street Journal on the first day of the month for which the calculation is made; times

3.	The funding obligation, less the amount, if any, funded by the Subscribing Reinsurer prior to the applicable date determined in subparagraph 1 above.

It is agreed that interest shall accumulate until the full interest charge amount as provided for in this paragraph and the funding obligation are paid.

If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

C.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of reinstatement premiums paid by the Company under the terms of the Underlying Contract, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and /or outstanding loss reserves, if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned reinsurance premium paid to the Reinsurer hereunder.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(3) or C(5), or in the case of C(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Article XIV - Insolvency

A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

Article XV - Arbitration

A.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd’s London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

Article XVI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Article XVII - Governing Law (BRMA 71B)

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

Article XVIII - Confidentiality

The Reinsurer shall maintain the confidentiality of all information reviewed during any inspection as well as the results of such inspection and shall not disclose such materials to third parties other than the Reinsurer’s outside auditors, legal counsel, or as required in any action brought to enforce the Reinsurer’s rights under this Contract, or as required by a London market lead, regulatory agency, court order or subpoena, provided that the other party is given prior notice of such regulatory requirement, court order or subpoena.

Article XIX - Entire Agreement

This written Contract constitutes the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract will be made by amendment to this Contract and signed by the parties.

Article XX - Severability (BRMA 72E)

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

Article XXI - Agency Agreement (BRMA 73A)

If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.

Article XXII - Notices and Contract Execution

A.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record,” “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

C.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Article XXIII - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Contract will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Clearwater, Florida, this                      day of                                                                           in the year                     .

__________________________________________________________________________________

Homeowners Choice Property and Casualty Insurance Company (for and on behalf of the “Company”)

Schedule A

Excess Catastrophe

Reinsurance Contract

Effective: June 1, 2009

issued to

Homeowners Choice Property and Casualty Insurance Company

Clearwater, Florida

and

any other insurance companies which are now or

hereafter come under the ownership, control or management of

Homeowners Choice, Inc.

First Excess
Company’s Retention	$17,430,000
Reinsurer’s Per Occurrence Limit	$45,655,000
Reinsurer’s Term Limit	$91,310,000
Contract Minimum Premium	$15,648,000
Adjustment Rate	0.1479%
Contract Deposit Premium	$19,560,000
Quarterly Deposit Premium	$4,890,000

Schedule A

Exhibit 10.17

HOMEOWNERS CHOICE, INC.

INDEMNIFICATION AGREEMENT

as of                     , 2009

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into as of ____________, 2009 between HOMEOWNERS CHOICE, INC., a Florida corporation (the “Company”), and __________ (“Indemnitee”).

WITNESSETH THAT:

WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The bylaws of the Company (as amended, the “Bylaws”) direct the Company to indemnify the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to the Florida Business Corporation Act, Chapter 607, Florida Statutes (“FBCA”). The FBCA expressly provides that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

WHEREAS, the uncertainties relating to such insurance and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws of the Company and any resolutions adopted pursuant thereto, and will not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee does not regard the protection available under the Company’s Articles and insurance as adequate in the present circumstances, and may not be willing to serve as an officer or director without adequate protection, and the Company desires Indemnitee to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified.

NOW, THEREFORE, in consideration of Indemnitee’s agreement to serve as an officer or director of the Company from and after the date hereof, the parties hereto agree as follows:

1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Indemnitee to the fullest extent permitted by law, as such may be amended from time to time. The following agreements are in furtherance of the foregoing indemnification, and do not limit the generality of the preceding sentence.

(a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee will be entitled to the rights of indemnification provided in this Section l(a) if, by reason of the Indemnitee’s Corporate Status (as hereinafter defined), the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee will be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee, or on the indemnitee’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

(b) Proceedings by or in the Right of the Company. Indemnitee will be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of Indemnitee’s Corporate Status, the Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee will be indemnified against all Expenses actually and reasonably incurred by the Indemnitee, or on the Indemnitee’s behalf, in connection with such Proceeding if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company; provided, however, if applicable law so provides, no indemnification against such Expenses will be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee has been adjudged to be liable to the Company unless and to the extent that a court of competent jurisdiction will determine that such indemnification may be made.

(c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Indemnitee will be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all Expenses actually and reasonably incurred by him or on Indemnitee’s behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on

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Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.

2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1 of this Agreement, the Company will and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on Indemnitee’s behalf if, by reason of Indemnitee’s Corporate Status, Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), to the fullest extent permissible under applicable law.

3. Contribution.

(a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company will pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company will not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) Without diminishing or impairing the obligations of the Company set forth in Section 3(a) above, if, for any reason, Indemnitee will elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company will contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, will be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

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(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee will be indemnified against all Expenses actually and reasonably incurred by him or on Indemnitee’s behalf in connection therewith.

5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company will advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Indemnitee’s Corporate Status within ten (10) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements will reasonably evidence the Expenses incurred by Indemnitee and will include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it will ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 will be unsecured and interest free.

6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the FBCA (or other applicable law) and public policy. Accordingly, the parties agree that the following procedures and presumptions will apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:

(a) To obtain indemnification under this Agreement, Indemnitee will submit to the Company a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. Promptly upon receipt of such a request for indemnification, the Secretary of the Company will advise the Board in writing that Indemnitee has requested indemnification. Notwithstanding the foregoing, any failure of Indemnitee to provide such a request to the Company, or to provide such a request in a timely fashion, will not relieve the Company of any liability that it may have to Indemnitee unless, and to the extent that,

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such failure actually and materially prejudices the interests of the Company. The determination of whether Indemnitee is entitled to indemnification will be made by, at the option of Indemnitee, (i) majority vote of the disinterested members of the Board or (ii) Independent Counsel.

(b) If the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel will be selected as provided in this Section 6(b). The Independent Counsel will be selected by the Board. Indemnitee may, within 10 days after such written notice of selection will have been given, deliver to the Company, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) above, no Independent Counsel will have been selected and not objected to, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which will have been made by the Indemnitee to the Company’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court will designate, and the person with respect to whom all objections are so resolved or the person so appointed will act as Independent Counsel. The Company will pay any and all reasonable fees and expenses of Independent Counsel incurred in connection with Independent Counsel acting in that capacity, and the Company will pay all reasonable fees and expenses incident to the procedures of this Section 6(b), regardless of the manner in which such Independent Counsel was selected or appointed.

(c) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will presume that Indemnitee is entitled to indemnification under this Agreement. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its directors or independent legal counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or independent legal counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(d) Indemnitee will be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise (as defined below), including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge, actions, or failure to act, of any director, officer, agent or employee of the Enterprise will not be imputed to Indemnitee for purposes of determining the

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right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(d) are satisfied, it will in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption will have the burden of proof and the burden of persuasion by clear and convincing evidence.

(e) If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification fails to make that determination within sixty (60) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification will be deemed to have been made and Indemnitee will be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such 60-day period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making such determination with respect to entitlement to indemnification in good faith requires such additional time to obtain or evaluate documentation and/or information relating to the determination.

(f) Indemnitee will cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board or stockholder of the Company will act reasonably and in good faith in making a determination regarding the Indemnitee’s entitlement to indemnification under this Agreement. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination will be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless from such costs and expenses.

(g) The Company acknowledges that a settlement or other disposition short of final judgment may be beneficial to the Company if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it will be conclusively presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding.

(h) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

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7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification is made pursuant to Section 6(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee will be entitled to an adjudication in any court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification. Indemnitee will commence such proceeding seeking adjudication within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company will not oppose Indemnitee’s right to seek any such adjudication.

(b) If a determination is made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 will be conducted in all respects as a de novo trial on the merits, and Indemnitee will not be prejudiced by reason of the adverse determination under Section 6(b).

(c) If a determination is made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s misstatement not materially misleading in connection with the application for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any D&O liability insurance policies or similar policies maintained by the Company, the Company will pay on Indemnitee’s behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.

(e) The Company will be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding or enforceable and will stipulate in any such court that the Company is bound by all the provisions of this Agreement. The Company will indemnify Indemnitee against any and all Expenses and, if requested by Indemnitee, will (within ten (10) days after receipt by the Company of a written request therefore) advance, to the extent not prohibited by law, payment for such Expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for indemnification or advance of Expenses from the Company under this Agreement or under any director and officer liability insurance policies or similar policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of Expenses or insurance recovery, as the case may be.

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(f) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification under this Agreement will be required to be made prior to the final disposition of the Proceeding.

8. Non-Exclusivity; Survival of Rights; Insurance; Primacy of Indemnification; Subrogation.

(a) The rights of indemnification as provided by this Agreement will not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Articles of Incorporation, the By-laws, any agreement, a vote of stockholders, a resolution of directors or otherwise, of the Company. No amendment, alteration or repeal of this Agreement or of any provision of this Agreement will limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the FBCA or other applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Articles, By-laws and this Agreement, it is the intent of the parties that Indemnitee will enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy will be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of the Company, Indemnitee will be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms of this Agreement, the Company has D&O liability insurance in effect, the Company will give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(c) In the event of any payment under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company will not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

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9. Exception to Right of Indemnification. Notwithstanding any provision in this Agreement, the Company will not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

(c) in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10. Duration of Agreement. All agreements and obligations of the Company contained herein will continue during the period Indemnitee is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and will continue thereafter so long as Indemnitee will be or may become subject to any Proceeding (or any proceeding commenced under Section 7 of this Agreement) by reason of Indemnitee’s Corporate Status, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives.

11. Security. To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

12. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumes the obligations imposed on it hereby in order to induce Indemnitee to serve as an officer or director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an officer or director of the Company.

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(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral, written and implied, between the parties with respect to the subject matter of this Agreement.

13. Definitions. For purposes of this Agreement:

(a) “Corporate Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the express written request of the Company.

(b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(c) “Enterprise” will mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that Indemnitee is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.

(d) “Expenses” will include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also will include Expenses incurred in connection with any appeal resulting from any Proceeding and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, will not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” will not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify the Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or the engagement of the Independent Counsel pursuant to this Agreement.

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(f) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Indemnitee is or was an officer or director of the Company, by reason of any action taken by him or of any inaction on Indemnitee’s part while acting as an officer or director of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement, but excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.

14. Severability. The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provision. Without limiting the generality of the foregoing, this Agreement is intended to confer upon Indemnitee indemnification rights to the fullest extent permitted by applicable laws. In the event any provision of this Agreement conflicts with any applicable law, such provision will be deemed modified, consistent with the aforementioned intent, to the extent necessary to resolve such conflict.

15. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement will be binding unless executed in writing by both of the parties. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provisions of this Agreement (whether or not similar) nor will such waiver constitute a continuing waiver.

16. Notice by Indemnitee. Indemnitee agrees to promptly notify the Company in writing upon being served with or otherwise receiving any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company will not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay was reasonably avoidable by Indemnitee and materially prejudices the Company.

17. Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent:

(a) To Indemnitee at the address set forth below Indemnitee signature hereto.

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(b) To the Company at:

Homeowners Choice, Inc.

2340 Drew Street, Suite 200

Clearwater, Florida 33765

Attention: General Counsel

Fax: 727-797-7591

or to such other address as may have been properly furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction or interpretation of this Agreement.

20. Governing Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties will be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement will be brought only in a competent court of the State of Florida (the “Florida Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Florida Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Florida Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Florida Court has been brought in an improper or inconvenient forum.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

HOMEOWNERS CHOICE, INC.

By:
Name:
Title:

INDEMNITEE

Name:

Address:

Exhibit 31.1

Certification of Chief Executive Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Francis X. McCahill III, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Homeowners Choice, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ FRANCIS X. MCCAHILL III
August 12, 2009	Francis X. McCahill III
President and Chief Executive Officer (Principal Executive Officer)

A signed original of this document has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 31.2

Certification of Chief Financial Officer

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Richard R. Allen, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Homeowners Choice, Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ RICHARD R. ALLEN
August 12, 2009	Richard R. Allen
Chief Financial Officer (Principal Financial and Accounting Officer)

A signed original of this document has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.1

Written Statement of the Chief Executive Officer

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Executive Officer of Homeowners Choice, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2009 as filed with the Securities and Exchange Commission on August 12, 2009 (the “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ FRANCIS X. MCCAHILL III
Francis X. McCahill III
President and Chief Executive Officer

August 12, 2009

A signed original of this document has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

Written Statement of the Chief Financial Officer

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. ss.1350, I, the undersigned Chief Financial Officer of Homeowners Choice, Inc. (the “Company”), hereby certify, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 2009 as filed with the Securities and Exchange Commission on August 12, 2009 (the “Report”), fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended; and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ RICHARD R. ALLEN
Richard R. Allen
Chief Financial Officer

August 12, 2009

A signed original of this document has been provided to Homeowners Choice, Inc. and will be retained by Homeowners Choice, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.